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                                                                  Exhibit 11

                   UAL Corporation and Subsidiary Companies
             Calculation of Fully Diluted Net Earnings Per Share
                       (In Millions, Except Per Share)

                                               Three Months          Six Months
                                              Ended June 30         Ended June 30
                                             1995      1994(1)     1995      1994(1)
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Earnings or loss:
  Earnings (loss) before preferred stock
    transactions and cumulative
    effect of accounting change             $   151    $    55    $   154    $   (16)
  Preferred stock dividends                     (10)        -         (20)        -
  Interest on convertible debentures              6          1         11          1
  Earnings (loss) before preferred stock
    transactions and cumulative
    effect of accounting change for
    fully diluted calculation                   147         56        145        (15)
  Preferred stock transactions                   43         -          43         -
  Cumulative effect of accounting change         -          -          -         (26)
  Net earnings (loss) for
    fully diluted calculation               $   190    $    56    $   188    $   (41)

Shares:
  Average number of shares of common stock
    outstanding during the period              12.3       24.5       12.3       24.5
  Additional shares assumed issued at the
    beginning of the period (or at the date
    of issuance) for conversion of
    preferred stock                             2.6        3.8        2.2        3.8
  Additional shares assumed issued at the
    beginning of the period for conversion
    of convertible debentures                   2.0        0.1        2.0        0.1
  Additional shares assumed issued at the
    beginning of the period (or at the date
    of issuance) for exercises of dilutive
    stock options and stock award plans
    (after deducting shares assumed
    purchased under the treasury
    stock method)                               0.5        0.2        0.5        0.3
  Average number of shares for fully
    diluted calculation                        17.4       28.6       17.0       28.7

Fully diluted per share amounts:
  Earnings (loss) before preferred stock
    transactions and cumulative
    effect of accounting change             $  8.46    $  1.95    $  8.50    $ (0.53)
  Preferred stock transactions                 2.48        -         2.53        -
  Cumulative effect of accounting change        -          -          -        (0.90)

  Net earnings (loss)                       $ 10.94    $  1.95    $ 11.03    $ (1.43)

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11), although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.
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